UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2015

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001-04311	11-1541330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Harbor Park Drive Port Washington, NY	11050
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (561) 484-5400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 12, 2015, Pall Corporation, a New York corporation (the “Company”), Danaher Corporation, a Delaware corporation (“Danaher”), and Pentagon Merger Sub, Inc., a New York corporation (“Merger Sub”) and indirect wholly owned subsidiary of Danaher, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity. As a result of the Merger, the Company will become an indirect wholly owned subsidiary of Danaher. The Merger Agreement was unanimously adopted by the Company’s Board of Directors (the “Board”), and the Board approved the Merger and other transactions contemplated by the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any shareholder, each share of common stock, par value $0.10 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or owned by Danaher, Merger Sub or any direct or indirect wholly-owned subsidiary of Danaher or the Company) will be canceled and automatically converted into the right to receive $127.20 in cash, without interest (the “Merger Consideration”).  No appraisal rights in connection with the Merger are available to holders of Common Stock in accordance with Section 910 of the New York Business Corporation Law.

Pursuant to the Merger Agreement, each Company stock option, performance stock unit and management stock purchase plan award, whether vested or unvested, and each Company time-based restricted stock unit that is vested or becomes vested in accordance with its terms as of the Effective Time, in each case that is outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive the Merger Consideration (in the case of the performance stock units, the number of shares of Common Stock subject to such award will be determined assuming that the greater of target and actual performance through the Effective Time has been met) or, in the case of the Company stock options, the excess, if any, of the Merger Consideration over the applicable exercise price of such Company stock option.  Each time-based restricted stock unit that remains unvested in accordance with its terms as of the Effective Time will be assumed by Danaher at the Effective Time and converted, subject to the same terms and conditions as in effect immediately prior to the Effective Time, into a time-based restricted stock unit relating to the number of shares of the common stock of Danaher determined by multiplying (a) the number of shares of Common Stock previously subject to such restricted stock unit by (b) the quotient of (i) the Merger Consideration divided by (ii) the average of the closing prices of the shares of the common stock of Danaher for the ten trading days immediately preceding the Effective Time.  Under the Merger Agreement, the Company employee stock purchase plan will be closed to new participants, no new offering periods will commence, and, if applicable, the current offering period will terminate and each outstanding employee stock purchase plan award will be automatically exercised no later than ten business days prior to the Effective Time.

Consummation of the Merger is subject to customary conditions, including: (a) the approval by the holders of two-thirds of outstanding shares of Common Stock present or represented by proxy at a meeting of shareholders and entitled to vote on the Merger (the “Required Vote”); (b) obtaining antitrust and other regulatory approvals in the United States and certain other jurisdictions; (c) absence of any applicable restraining order or injunction prohibiting the Merger; (d) accuracy of the representations and warranties of each party, subject to specified materiality qualifiers; and (f) performance in all material respects by each party of its obligations under the Merger Agreement; and (f) in the case of Danaher’s obligations to complete the Merger, there not having been any “material adverse effect” on the Company.  The Merger is not conditioned upon Danaher’s receipt of financing.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants that: (a) each of the parties use its reasonable best efforts to cause the Merger to be consummated, (b) require Danaher to take actions that may be required in order to obtain required antitrust approvals and (c) require the Company (i) subject to certain restrictions, to operate its business in the ordinary course of business consistent with past practice during the period between the execution of the Merger Agreement and the Effective Time, (ii) not to initiate, solicit or knowingly facilitate or encourage the making of any inquiries or proposals relating to alternate transactions or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto, and (iii) to convene a meeting of the Company’s shareholders and use its reasonable efforts to solicit proxies from its shareholders in favor of the adoption of the Merger Agreement.

The Merger Agreement contains certain termination rights and provides that, upon termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the Board or a termination of the Merger Agreement by the Company to enter into an agreement for a “superior proposal”, the Company will pay Danaher a cash termination fee of $423,194,400.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

The Merger Agreement has been included to provide shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Danaher, Merger Sub or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The Company’s shareholders and Danaher’s shareholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Danaher, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Danaher.

Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement; the inability to complete the transaction due to the failure to obtain the Required Vote or the failure to satisfy other conditions to completion of the transaction, including the receipt of all regulatory approvals related to the transaction; the disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the transaction on the Company’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in the Company’s Annual Report on Form 10-K for the year ended July 31,2014 filed with the Securities and Exchange Commission (the “SEC”). Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The statements made herein are made as of the date of this disclosure and the Company undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file a proxy statement with the SEC. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED TRANSACTION.  Shareholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by the Company at the SEC’s web site at www.sec.gov.  Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from the Company’s website, www.pall.com, under the heading “Investor Relations” or by contacting the Company’s Investor Relations at 516-801-9871 or pall_ir@pall.com.

Participants in Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its proxy statement filed with the SEC on October 31, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available).  These documents can be obtained free of charge from the sources indicated above.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 12, 2015, the Company entered into an amendment to the Letter Agreement, dated August 3, 2011, with Lawrence D. Kingsley, the Company’s Chief Executive Officer, to add non-competition, non-solicitation and other restrictive covenants that will be in effect during Mr. Kingley’s employment and for one year following his termination of employment with the Company for any reason.

 Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

2.1	Agreement and Plan of Merger, dated May 12, 2015, among Pall Corporation, Danaher Corporation and Pentagon Merger Sub, Inc.*

10.1	Letter Agreement Amendment, dated May 12, 2015, between Pall Corporation and Lawrence D. Kingsley.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALL CORPORATION

By:	/s/ Roya Behnia
	Name:	Roya Behnia
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: May 15, 2015

EXHIBIT INDEX

Exhibit No.	Name

2.1	Agreement and Plan of Merger, dated May 12, 2015, among Pall Corporation, Danaher Corporation and Pentagon Merger Sub, Inc.*

10.1	Letter Agreement Amendment, dated May 12, 2015, between Pall Corporation and Lawrence D. Kingsley.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.